AVANT TECHNOLOGIES, INC.

June 3, 2024

Confidential

Percy Kwong, Sole Member

Flow Wave, LLC

c/o Percy Kwong - 1900 SW 145 AVE,

Davie, FL 33325-4900

RE: Letter of Intent

Dear Mr. Kwong:

Avant Technologies, Inc., a Nevada company traded on OTC QB under the symbol “AVAI” and fully reporting with the SEC (“AVAI” or “the Company”), is pleased to submit this binding letter of intent (“LOI”) between AVAI and Flow Wave, LLC (“FW”), subject to each party’s formal board of directors’ and shareholders’ approval, with respect to a proposed purchase of up to 50 fully developed supercomputer servers (“Assets”), quantity dependent on requested configuration. This LOI is binding for up to six (6) months following its execution by both parties.

This binding LOI is to acquire 100% of these Assets. AVAI will be obligated to pay FW a total of $50,000,000 in cash as secured by a $50,000,000 promissory note payable by AVAI to FW in six even monthly payments, bearing interest of five percent (5%) per annum accrued monthly (0.42% per month on the outstanding principal balance) with said payments commencing upon the Company successfully completing a minimum raise of $20,000,000. AVAI will have six (6) months to make full cash payment (plus interest) to FW, post capital raise. In the event AVAI fails to make full cash payment to FW within six months post capital raise, any related definitive Agreement executed by both parties shall become null and void. AVAI will return title and server equipment back to FW, in exchange for all payments made by AVAI to FW. As a result of the above at closing, the Assets shall become a 100% owned by AVAI.

Preliminary Timeline:

The proposed terms and conditions of the Transaction are described below. This LOI is binding, and the proposed Transaction is subject to completion of satisfactory due diligence by AVAI and the execution and delivery by the Parties of a Definitive Agreement for the Transaction satisfactory to all Parties, which terms will be based on this LOI (the “Definitive Agreement”).

Once the Definitive Agreement is executed then the parties will submit the required filings including a registration statement and proxy statement to the Securities and Exchange Commission.

Proposed Terms and Conditions of Transaction

Timing

This LOI and the proposed terms of the Transaction are based on AVAI’s analysis of the limited information made available to it. AVAI has not conducted any substantive business, legal, financial, tax, regulatory or other technical due diligence to date. However, subject only to prompt satisfaction of our due diligence requests and a customary negotiation process, AVAI is certain that it can complete its due diligence and enter into a Definitive Agreement.

Purchase Price

Based on the information available to AVAI at this time, and subject to completion of due diligence by AVAI and its advisors satisfactory to AVAI, in its sole discretion, the total maximum purchase price for the assets will be $50 million in cash.

Definitive Agreement

The Definitive Agreement will include (i) representations, warranties, and covenants to be agreed upon by the Parties, and (ii) other terms and conditions customary for transactions similar to this Transaction.

Holders of the requisite number of shares of FW, required to approve the Transaction will deliver a written consent approving the Transaction promptly following the execution of the Definitive Agreement. If written consent cannot be provided immediately following the execution of the Definitive Agreement because a registration statement is utilized, FW will instead deliver voting agreements from the requisite number of shares of FW required to approve the Transaction.

The conditions to Closing in the Definitive Agreement will include (but not be limited to):

(i)the receipt of all required regulatory approvals and specified material third-party approvals;

(ii)the approval of the Transaction by the stockholders of AVAI;

(iii)the bring-down at the Closing of representations and warranties and covenants of FW to a customary standard;

(iv)no material adverse change having occurred with respect to FW; and

(v) other customary Closing conditions or Closing conditions that are identified in the course of due diligence.

The Definitive Agreement will be governed by the laws of the State of Florida and the exclusive forum for any disputes under or relating to the Definitive Agreement shall be in Florida.

Binding LOI Provisions

Choice of Law and Jurisdiction Matters

This LOI shall be governed by the laws of the State of Florida, without giving effect to its conflict of laws principles, provisions or rules which would require the application of any other law, and the Parties consent to the exclusive jurisdiction of the courts of the State of  Florida (as well as to any courts to which an appeal may be taken from the courts of the State of Florida), for all disputes related hereto.  Each of the Parties expressly waives any and all objections it may have to venue, including without limitation, the inconvenience of such forum, in any courts.  In addition, each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail (or similar private providers of mail services) to such Party’s respective primary address (including the address identified on the signature pages hereto) shall be effective service of process with respect to any matters brought hereunder. Each of the Parties (i) unconditionally waives any right it may have to a trial by jury in respect of any litigation or other proceeding directly or indirectly arising out of this LOI and (ii) agrees and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this section entitled “Choice of Law and Jurisdiction Matters”.

Expenses

Each Party will bear its own costs and expenses in connection with this LOI and the negotiation of the Transaction, including all fees and expenses of their representatives and advisors if the Parties do not enter into the Definitive Agreement.

Term	This offer to enter into this LOI shall expire by its terms on June 6, 2024, at 5:00 p.m. Pacific Standard Time (the “Offer Expiration Time”).

General Provisions

No contract or agreement providing for any transaction involving FW exists (or shall be deemed to exist) between AVAI (or any of its related parties), on the one hand, and FW (or any other persons), on the other hand, unless and until a Definitive Agreement has been executed and delivered, and none of the Parties or their respective related parties shall be obligated to engage in negotiations regarding, or to enter into any contract or agreement effecting, the Transaction. This LOI may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this LOI have been inserted for reference only and shall not be deemed to be a part of this LOI. This LOI contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings (other than the Confidentiality Agreement). This LOI is not assignable by either party. The terms of this LOI and any subsequent Definitive Agreement shall not be publicly disclosed without the prior written approval of Flow Wave.

If you are in agreement with the terms set forth above and desire to proceed with the negotiation of the proposed Transaction on the basis of this LOI, please sign this LOI in the space provided below.

Very truly yours,

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE-WRITTEN:

Flow Wave, LLC	Avant Technologies, Inc.

By: /s/ Percy Kwong	By: /s/ William Hisey

Name: Percy Kwong	Name: William Hisey
Title: Sole Member	Title: Chief Executive Officer

[Signature Page to Letter of Intent]